Filed Pursuant To Rule 433

Registration No. 333-217785

July 27, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY
June 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	70,756,240	2,006,933	778,037	1,228,896	6,373,699	13,547,930
XLF	Financial Select Sector SPDR Fund	66,079,552	181,100	105,743	75,357	2,057,196	2,449,004
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	18,379,760	125,126	41,612	83,514	972,999	2,101,330
XLE	Energy Select Sector SPDR Fund	16,101,198	40,769	20,645	20,124	538,779	803,795
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	12,191,294	1,127	13	1,114	4,789	62,232
XLK	Technology Select Sector SPDR Fund	11,848,476	17,421	8,396	9,025	171,538	451,879
XLU	Utilities Select Sector SPDR Fund	11,831,570	35,780	11,938	23,842	353,347	705,211
XLP	Consumer Staples Select Sector SPDR Fund	9,766,478	8,698	4,005	4,693	108,255	408,495
XLV	Health Care Select Sector SPDR Fund	7,524,173	19,121	11,003	8,118	135,647	165,383
XLI	Industrial Select Sector SPDR Fund	6,613,913	8,565	2,607	5,958	98,408	193,841
GLD*	SPDR Gold Shares	6,454,290	124,716	78,116	46,600	2,390,576	1,007,885
KRE	SPDR S&P Regional Banking ETF	5,304,943	25,554	13,341	12,213	214,286	200,951
XBI	SPDR S&P Biotech ETF	5,207,274	30,764	13,076	17,688	183,404	267,506
XRT	SPDR S&P Retail ETF	4,230,042	8,388	3,325	5,063	85,091	106,838
XLY	Consumer Discretionary Select Sector SPDR Fund	3,676,878	5,130	1,846	3,284	66,471	113,964
XLB	Materials Select Sector SPDR Fund	3,471,620	3,807	1,952	1,855	78,162	122,555
XME	SPDR S&P Metals & Mining ETF	2,664,750	7,255	3,641	3,614	76,361	132,078
XLRE	Real Estate Select Sector SPDR Fund	2,596,745	71	26	45	1,543	1,687
FEZ	SPDR EURO STOXX 50 ETF	2,414,951	4,945	3,971	974	288,144	174,062
KBE	SPDR S&P Bank ETF	2,398,069	2,191	942	1,249	51,090	48,827
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,195,744	24,911	12,580	12,331	239,730	169,510
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,659,005	52	—	52	—	1,073
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,246,703	8	5	3	124	236
MDY	SPDR S&P MidCap 400 ETF Trust	1,246,481	1,040	664	376	35,952	36,430
XHB	SPDR S&P Homebuilders ETF	1,217,688	2,225	737	1,488	40,619	68,902
XES	SPDR S&P Oil & Gas Equipment & Services ETF	615,104	132	81	51	2,699	1,536
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	559,611	202	100	102	1,322	2,128
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	537,187	1	—	1	3	1

Source: Bloomberg as of Bloomberg as of Bloomberg as of Bloomberg as of 7/18/2017.

STATE STREET
GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
RWX	SPDR Dow Jones International Real Estate ETF	533,067	12	7	5	152	126
SDY	SPDR S&P Dividend ETF	362,110	71	57	14	2,742	670
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	267,104	—	—	—	—	92
CWI	SPDR MSCI ACWI ex-US ETF	231,323	4	1	3	80	211
RWR	SPDR Dow Jones REIT ETF	175,731	6	2	4	197	85
RWO	SPDR Dow Jones Global Real Estate ETF	166,088	1	1	—	3	1
DWX	SPDR S&P International Dividend ETF	140,409	2	1	1	21	15
GNR	SPDR S&P Global Natural Resources ETF	139,424	5	3	2	101	142
GWL	SPDR S&P World ex-US ETF	130,026	—	—	—	10	—
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	96,362	5	1	4	86	159
XAR	SPDR S&P Aerospace & Defense ETF	86,835	19	13	6	586	232
KIE	SPDR S&P Insurance ETF	85,019	10	7	3	128	372
XSD	SPDR S&P Semiconductor ETF	77,915	6	4	2	142	107
XPH	SPDR S&P Pharmaceuticals ETF	74,462	21	19	2	550	244
GXC	SPDR S&P China ETF	66,948	8	4	4	72	112
EDIV	SPDR S&P Emerging Markets Dividend ETF	51,125	4	3	1	30	11
EWX	SPDR S&P Emerging Markets SmallCap ETF	49,537	2	1	1	34	30
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	23,954	6	—	6	—	118
GUR	SPDR S&P Emerging Europe ETF§	23,401	22	8	14	168	200
KCE	SPDR S&P Capital Markets ETF	8,650	4	3	1	58	18

Source: Bloomberg as of Bloomberg as of Bloomberg as of Bloomberg as of 7/18/2017.

§ These SPDR ETFs are scheduled to be liquidated on or around July 31, 2017.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.    GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. State Street Global Advisors Funds Distributors, LLC is the distributor for some registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    Not FDIC Insured • No Bank Guarantee • May Lose Value    State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved. IBG-24442 Exp. Date: 7/31/2018 SPD001390

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.